Exhibit 10.5

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[        ]”.

LETTER OF GRANT

Date: 5 April 2023

Ref: MH 50:10/4-850

MaNaDr Pte Ltd

2 Venture Drive

#07-06 & 07 Vision Exchange

Singapore 608526

Attention: Dr. Siaw Tung Yeng

LETTER OF GRANT FUNDING FOR THE PROVISION OF TELEMEDICINE (TM) SERVICES, MOBILE MEDICINE (MM) SERVICES, CHASER SERVICES, AND HOME MEDICAL & NURSING SERVICES AS DIRECTED BY THE AUTHORITY

1. The Government of the Republic of Singapore, represented by the Ministry of Health (the “Authority”), is pleased to offer (the “Offer”) MaNaDr Pte Ltd (Company Registration No.:201736361M) (the “Recipient”) funding in accordance with the rates set out in Clause 5 of Appendix I, for the provision of Telemedicine (TM) Services, Mobile Medicine (MM) Services, Chaser Services and Home Medical & Nursing Services directed by the Authority (“Programme”) for the period commencing on 1 April 2023 and ending on 31 March 2024 (or such other date as may be determined by the Authority and notified to the Recipient in writing from time to time, whether by way of electronic mail communication or otherwise) (the “Funding Period”), on the terms and conditions set out in the Agreement.

2. If the Recipient wishes to accept the Offer, please indicate your unconditional acceptance of the Offer by submitting a Letter of Acceptance in form and substance as set out in Appendix III, duly signed by authorised signatories of the Recipient, to the Authority within seven (7) calendar days from the date of this letter.

3. The Offer shall lapse and be of no effect whatsoever if it is not duly accepted by you in accordance with the provisions of this letter by the deadline stated in paragraph 2.

4. The delivery to the Authority of the signed Letter of Acceptance in form and substance satisfactory to the Authority shall create a binding agreement between the Authority and the Recipient, which terms are contained in this letter (including all the appendices thereto) and the signed Letter of Acceptance.

5. Please contact Ms. [         ] (email: [          ]) for clarifications

Thank you.

Yours Sincerely,

MR. [          ]

[          ]

MINISTRY OF HEALTH

FOR AND ON BEHALF OF THE GOVERNMENT OF SINGAPORE

1

Appendix I

DETAILS OF THE PROGRAMME AND FUNDING

A.	Name of Programme

1.	Funding for the provision of Telemedicine (TM) Services, Mobile Medicine (MM) Services, Chaser Services, and Home Medical & Nursing Services as directed by the Authority.

B.	Summary of the Programme

2.	All terms referred to in this Appendix I shall have the meanings ascribed to them in Appendix II, unless otherwise defined herein or the context otherwise requires.

3.	The Authority agrees to provide Funding to the Recipient for the Programme. The Recipient shall ensure that the Funding is used for the sole purpose of the Programme and shall comply with the provisions of the Agreement.

4.	For the purpose of the Agreement:

(a)	“Case Notification” means a notification sent by the Authority to the Recipient directing the Recipient to provide TM Services or MM Services to the patient identified in that notification, via a Communication Platform;

(b)	“Claim Period” means all calendar days from the first day to the last day of each month;

(c)	“Communication Platform” means any platform of written communication used for the purpose of communications relating to the Programme between the Authority and the Recipient;

(d)	“COVID-19” means the infectious disease known as the Coronavirus Disease 2019;

(e)	“FormSG” means the specific e-reporting form provided by the Authority for the purpose of the Programme;

(f)	“Healthcare Professional” means a doctor engaged or employed by the Recipient who provides Mobile Medicine Services, Telemedicine Services and/or Healthcare Professional Services, or any other person who has been appointed by the Recipient to provide such services;

2

(g)	“Home Recovery Programme” or “HRP” means an arrangement where an eligible PCR Positive Patient will isolate and recover from COVID-19 at his / her residence during his/ her isolation period;

(h)	“Medical Operations and Policy Centre” or “MOPC” means the department within the Ministry of Health that primarily monitors and manages medical operations, determines funding rates for vendors, and develops policy in the areas of operations, vaccination, and testing.

(i)	“Member of Public” or “MOP” means any individual who is not a PCR Positive Patient or a Serology Positive Patient;

(j)	“Mobile Medicine Services” or “MM Services” means doctor-led and/or doctor-supervised medical services provided outside of a licensed healthcare institution, which are conducted in-person;

(k)	“PCR Positive Patient” means an individual who had tested positive on a COVID-19 polymerase chain reaction test;

(l)	“Serology Positive Patient” means an individual who had tested positive on a COVID-19 serology test; and

(m)	“Telemedicine Services” or “TM Services” means doctor-led and/or doctor-supervised medical services provided remotely from a distance via video-link.

(n)	“TMARS” means TeleMedicine Allocation and Reconciliation System developed by the Integrated Health Information Systems Pte Ltd and used by the Authority.

C.	Funding Scope

5.	The MSPs will be reimbursed under a grant contract and will render their services at a standardised pricing to reduce overall cost to the Government set out in Annex A. For the avoidance of doubt, GST will be paid for claims submitted by the Recipient for TM Services, MM Services, Chaser Services, and Home Medical & Nursing Services.

6.	Subject to the other provisions of the Agreement and the Recipient’s compliance with such provisions, the Authority shall disburse the amount of Funding claimed by the Recipient to the Recipient within 30 days from the date that the Authority approves that claim from the Recipient.

3

D.	Roles and Responsibilities

TM Services and MM Services

7.	The Authority shall send a Case Notification to the Recipient through a Communication Platform such as Whatsapp and TMARS.

8.	Covid-19 patients will be eligible to be assessed by TM doctors for HRP suitability, follow-up consultation or to report sick to receive adhoc TM consultations during their isolation period, in alignment with Authority’s prevailing policies.

9.	MM services could be provided in the event where TM doctors assessed that in-person medical services would need to be provided to Covid-19 patients at their residential homes during their isolation period.

10.	TM providers onboarded to prescribe Oral Antivirals (OAVs) should assess their patients for suitability to receive such drugs and dispense them accordingly.

11.	The scope of services rendered by the TM providers could be extended to include patients of any other communicable/infectious diseases as well, in addition to the current scope for Covid-19 patients. Patients are required to be assessed by telemedicine doctors, and as well as to be given adhoc consults (ie report sick) during their quarantine period when needed. Examples of other communicable/infectious diseases that are of MOH concern are Monkey Pox Virus, Yellow Fever, Middle East Respiratory Syndrome (MERS) and Viral Hemorrhagic Fever (VHF).

12.	The Recipient shall not charge any person (including any healthcare institution, patient or facility) any fee or sum for or in connection with any TM Services, MM Services and prescription of OAVs to patients who meet eligibility criteria.

13.	In the event that the TM Service or MM Service involves the prescription of medication, the delivery of the medication shall be made:

a.	for each Case Notification issued by the Authority between 12am to 8pm (both timings inclusive), between 8am to 10pm of the day on which the Case Notification was issued; and

b.	for each Case Notification issued by the Authority between 8.01pm to 11.59pm (both timings inclusive), before 12pm of the day after the Case Notification was issued.

Chaser Services

14.	In the event when Covid-19 patients cannot be contacted due to reasons such as not having their handphone switched-on or if they do not own a smart phone, a separate set of TM provider (termed as Chasers) will be assigned to make attempts to call these uncontactable patients. These providers are equipped with expanded capabilities to include Call Centres, Administrative runners to do house calls to track down the patients, and TM doctors who are readily available to follow-up with TM services when the uncontactable patients are found.

4

Mobile Medical & Nursing Services

15.	Mobile medical doctors and/or nurses are made available to provide medical care to Covid-19 patients in MSF Homes, and as well as to perform ART/PCR swabs on these patients when required. The medical doctors may be required to triage patients to assess their suitability for recovery in-situ (instead of conveying the patients to a Covid facility); to consult patients who report sick; to detect any possibility of deterioration of condition that requires escalation; and to execute discharge planning. The nurses may be required to take vital readings of patients daily, dispense medication, perform initial assessment of patients before doctor’s review, swab patients if required, dress wound, remove stitches, provide Activities of Daily Livings (ADL) care, and ensure patients are discharged in a timely and safe manner. These services from the MSPs may be required for several hours daily over a period of several days at the homes.

Compliance with laws, regulations, guidelines and compliance statements

16.	The Recipient shall comply with, and shall ensure that the Healthcare Professionals comply with, all applicable laws, regulations and guidelines when providing TM Services, MM Services. Applicable laws, regulations and guidelines include, but are not limited to:

(a)	the Singapore Medical Council’s Ethical Code and Ethical Guidelines; and

(b)	the National Telemedicine Guidelines.

17.	The Recipient shall ensure that it is listed on the Ministry of Health’s Listing of Direct Telemedicine Service Providers (as published on the relevant website) and shall comply with the compliance statements stated in the Application Form for Voluntary Listing of Direct Telemedicine Service Providers submitted by the Recipient to the Ministry of Health.

Reviews

18.	The Recipient shall propose improvements and rectify all deficiencies and irregularities identified by the Authority.

Consent and Data

19.	The Recipient shall obtain the necessary consent for all information obtained by it, in the course of providing any TM Service, MM Service to be disclosed to, collected, used and processed by the Authority.

5

20.	Against the Recipient’s compliance with Clause 19 above, the Recipient shall maintain and furnish such data to the Authority as the Authority may require from time to time.

E.	Timeline and Key Outcomes/Deliverables

Waiting Time for TM Services and MM Services

21.	For TM Services provided in HRP cases, the Recipient shall ensure that the patient to whom the TM Service is delivered, is seen by a Healthcare Professional within the following durations of the Authority’s issuance of the Case Notification relating to that patient:

S/No	Description	Duration
(a)	Assessment	6 hours
(b)	Assessment Vulnerable	2 hours
(c)	Follow up consultation	12 hours
(d)	Ad hoc consultation	2 hours

For (a) and (c) above, the durations do not include the hours from 10 p.m. to 9 a.m. For example, if a Case Notification for Assessment is issued to the Recipient at 7 p.m., the Recipient is required to complete the Assessment of the patient to which the Case Notification relates by 12 p.m. the following day.

22.	For MM Services provided in HRP cases, the Recipient shall ensure that the patient to whom the MM Service is provided, is seen by a Healthcare Professional within 6 hours of the Authority’s issuance of the Case Notification relating to that patient.

Data Reporting

23.	For TM Services or MM Services that are provided pursuant to a Case Notification issued through a Communication Platform other than TMARS, the Recipient shall update the Authority on the outcome of the case and submit to the Authority a FormSG or any other form within 24 hours of the Authority’s issuance of the Case Notification relating to that TM Service or MM Service (as the case may be).

F.	Payment Schedule

Timeline for the Submission of Claims

24.	Funding for any service or procedure performed in a month shall be claimed on the tenth day of the next month. The Recipient shall ensure that each claim for Funding is submitted together with all supporting documents in the format required by the Authority, for the Authority’s review and approval. Examples of such supporting documents include TMARS report, nurses’ timesheets, etc. The Authority shall have the right to reject claims that are not submitted in accordance with the foregoing.

Submission of Annual Audited Statement of Account/ Expenditure Report

25.	The Recipient shall submit an annual audited Statement of Account/ Expenditure Report. This is with reference to the requirement in Appendix II para 3.2 (b).

6

Annex A: Services and Funding Rates

S/No	Services	Rates (S$ excl. GST)
1.	TM Services/Assessment of Patient
[Day] 9am to 8.59pm:
For Patients aged 12 years and above:
a.	TM Services + simple acute medication + delivery of medication to the patient	[ ]
b.	TM Services only, without medication and delivery of medication to the patient	[ ]
For Patients aged < 12 years old:
c.	TM Services + simple acute medication + delivery of medication to the patient	[ ]
d.	TM Services only, without medication and delivery of medication to the patient	[ ]
By Specialist Paeds for Patients < 12 years old:
e.	TM Services + simple medication + delivery of medication to the patient	[ ]
f.	TM Services only, without medication and delivery of medication to the patient	[ ]
g.	Regardless of age, TM services + chronic medication + acute medication (if any) + delivery of medication to the patient	[ ]
[Night] 9pm to 8.59am:
For Patients aged 12 years and above:
h.	TM Services + simple acute medication + delivery of medication to the patient	[ ]
i.	TM Services only, without medication and delivery of medication to the patient	[ ]
For patients aged < 12 years old:
j.	TM Services + simple acute medication + delivery of medication to the patient	[ ]
k.	TM Services only, without medication and delivery of medication to the patient	[ ]
By Specialist paeds for patients < 12 years old:
l.	TM Services + simple acute medication + delivery of medication to the patient	[ ]
m.	TM Services only, without medication and delivery of medication to the patient	[ ]
n.	Regardless of age, TM services + chronic medication + acute medication (if any) + delivery of medication to the patient	[ ]

7

S/No	Services	Rates (S$ excl. GST)
2.	MM Services	*Reimbursement will not be provided for TM services that resulted in MM services
[Day] 9am to 8.59pm:
a.	MM Services (inclusive of all consultations, medications, and procedures)	[ ]
[Night] 9pm to 8.59am:
b.	MM Services (inclusive of all consultations, medications, and procedures)	[ ]
3.	Chaser Services
	Visit to establish contact with patient	[ ]
4.	Services to Homes
Medical and Nursing Care Services
a.	Medical Care: Doctor	The actual funding rates will depend on whether it is a TM or MM consultation, with or without medication, and time of consultation per consult case.

b.	Nursing care: Nurse	$[ ]/hour

Appendix II

FUNDING TERMS AND CONDITIONS

1.	DEFINITIONS

1.1	In these Terms and Conditions, unless the context otherwise requires:

“Agreement” means the resulting contract between the Authority and the Recipient, as may be amended from time to time, in relation to the Funding as a result of the Recipient’s acceptance of the Authority’s offer which terms and conditions are contained in the following:

(a)	the Authority’s Letter of Grant (including all appendices and annexes thereto); and

(b)	the Recipient’s Letter of Acceptance;

8

“Appendix I” means Appendix I (Details of the Programme and Funding) to the Letter of Grant;

“Funding” means the funding provided by the Authority for the Programme in accordance with the rates set out in Clause 5 of Appendix I;

“Funding Period” has the meaning ascribed to it in the Letter of Grant;

“Incompatible Person” means a person with whom association would, in the Authority’s view, be incompatible with the Authority’s objectives;

“Letter of Acceptance” means the letter of acceptance signed by the Recipient accepting the Authority’s offer in the Letter of Grant;

“Letter of Grant” means the letter of grant issued by the Authority to the Recipient, offering to provide Funding to the Recipient on these Terms and Conditions, as may be amended from time to time;

“Parties” mean the Authority and the Recipient, and “Party” means any one of them;

“PDPA” means the Personal Data Protection Act 2012 (No. 26 of 2012);

“Personnel” means directors, officers, personnel, employees, servants and agents; and

“Subcontractor” means any person, firm or company engaged by the Recipient to perform any part or parts of the Recipient’s obligations and includes the Subcontractor’s duly appointed representatives, successors and permitted assignees and the Subcontractor’s subcontractor.

1.2	All other capitalised terms used in the Agreement shall have the meanings ascribed to them in the Letter of Grant, unless otherwise defined herein or the context otherwise requires.

1.3	In the Agreement, unless the context otherwise requires:

(a)	words importing the singular shall also include the plural and vice versa where the context requires;

9

(b)	the headings are for convenience of reference only and shall not be taken into consideration for the purpose of interpretation;

(c)	references to a person include any company, limited liability partnership, partnership, business trust, unincorporated association or government agency (whether or not having separate legal personality);

(d)	“month” means calendar month and “day” means calendar day;

(e)	a reference to “including” shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “including but without limitation”; and

(f)	the words “personal data” shall have the same meaning as its definition in the PDPA.

2.	OBLIGATIONS OF THE RECIPIENT

2.1	The Agreement shall commence on 1 April 2023.

2.2	The Recipient undertakes to the Authority to: -

(a)	use the Funding exclusively for the implementation of the Programme during the Funding Period;

(b)	implement the Programme in accordance with Appendix I; and

(c)	comply with all directions, instructions, guidelines and implementation issued by the Authority to the Recipient from time to time.

2.3	The Recipient shall maintain and retain, for a period of five (5) years from date of last action of this Agreement (or such longer period as may be required under any applicable laws), all documents and records in relation to the Agreement or the Programme.

2.4.	The Authority shall have the right, at any time, to require the Recipient to repay to the Authority immediately upon demand any amount of the Funding that was wrongly claimed or paid, or which has not been utilised in accordance with the Agreement.

2.5	The Recipient shall promptly provide such information to the Authority as the Authority may require from time to time.

3.	AUDIT

3.1	The Authority shall be entitled from time to time to conduct ad-hoc audits, including through audits conducted by its Audit Agents and on-site audits if the Authority or its Audit Agents deem it necessary, to ensure that the terms of the Agreement are being, or were met and that reports and all information submitted to the Authority by the Recipient are accurate, correct and not misleading.

10

3.2	The Recipient shall:

(a)	ensure that the Authority and its Audit Agents are given full access to all accounts, records, documents, assets and premises in connection with the Funding;

(b)	provide the Authority and its Audit Agents with copies of such accounts, records and documents as the Authority or its Audit Agents may request, within such time as the Authority or its Audit Agents may specify; and

(c)	provide the Authority and its Audit Agents with such other reasonable cooperation and assistance in connection with the audits as the Authority or its Audit Agents may request.

3.3	Each Party shall bear its own costs and expenses incurred in respect of compliance with its obligations under this Clause 3, unless the audit identifies a material breach or default of the Agreement by the Recipient, in which case the Recipient shall reimburse the Authority for all the Authority’s reasonable costs incurred in connection with the audit.

3.4	For the purpose of this Clause 3, the term “Audit Agents” means such auditor as may be appointed by the Authority.

4.	EVENTS OF DEFAULT AND TERMINATION

4.1	If the Authority determines in its absolute discretion that:

(a)	the Recipient has breached any provision of the Agreement, which failure is, in the Authority’s view, incapable of being remedied;

(b)	the Recipient has breached any provision of the Agreement, and failed to remedy such breach to the Authority’s satisfaction within the time stated in the Authority’s written notice to do so;

(c)	the Recipient is in material breach of any of its obligations under the Agreement, and such breach results, or is likely to result, in damage to the reputation of the Authority;

(d)	the Recipient has breached Clause 3 (Audit), 8 (Confidentiality and Security), 10 (Sub-contract, Transfer and Assignment), 21 (Data Protection) or 22 (Data Security);

(e)	the Recipient has used any part of the Funding other than in accordance with the Agreement;

(f)	the Recipient has provided the Authority with misleading, inaccurate or untrue information, or failed to disclose to the Authority material information, in relation to any matter (whether or not in connection with the Programme);

11

(g)	the Recipient is involved in any investigation by any regulatory authority or any litigation (whether or not in connection with the Programme) that, in the Authority’s opinion, may adversely impact the Authority’s reputation by virtue of its association with the Recipient through the Agreement;

(h)	any of the events referred to in Clause 14 (Gifts, Inducements and Rewards) has occurred; or

(i)	the Recipient has received funding from, accepted advertisements from, collaborated with, or engaged in any activities in association with, any Incompatible Person,

4.2	The Authority shall have the right (in addition to and without prejudice to all other rights or remedies available) to do one or more of the following at any time thereafter, and the Recipient shall have no claim for any damages or compensation:

(i)	withhold any Funding which has yet to be disbursed;

(ii)	reduce any rate of Funding by such amount as the Authority may determine;

(iii)	require the Recipient to repay within thirty (30) days all or any part of the Funding that has been disbursed to the Recipient, regardless of whether the Recipient has utilised such funds; and/or

(iv)	terminate the Agreement with immediate effect by giving the Recipient written notice.

4.3	If any of the following events occur, save where such termination is prohibited under Section 440 of the Insolvency, Restructuring and Dissolution Act 2018, the Authority shall be entitled to terminate the Agreement with immediate effect by written notice to the Recipient, and the Recipient shall have no claim for any damages or compensation:

(a)	the Recipient is unable to pay its debts as and when they fall due;

(b)	a receiver, a provisional liquidator or a liquidator is appointed over any undertaking or property of the Recipient or an order is made, or a resolution is passed for winding-up or dissolution without winding-up (other than for the purpose of amalgamation or reconstruction) of the Recipient;

(c)	where the Recipient is a partnership, society or association, the Recipient is dissolved or has a bankruptcy order made against it or any partner, member or officer of the Recipient;

12

(d)	legal proceedings are commenced for the winding up or bankruptcy of the Recipient;

(e)	any application is made for the winding-up, bankruptcy or dissolution of the Recipient; or

(f)	the Recipient enters into any composition or arrangements with creditors.

4.4	The Authority shall have the right to terminate the Agreement for convenience by giving thirty (30) days’ written notice to the Recipient without having to assign any reason, and the Recipient shall have no claim for any damages or compensation.

4.5	Upon the termination or expiry of the Agreement, the termination or expiry of the Agreement shall be without prejudice to any rights and obligations of either party to the Agreement which has accrued prior to such termination and any obligation which expressly or by implication is intended to come into or continue in force on or after such termination.

5.	VARIATION

5.1	Save as expressly provided in the Agreement, no variation of the Agreement shall be of any force unless agreed upon in writing and signed by the authorised signatories of both Parties.

5.2	Notwithstanding Clause 5.1, the Authority shall have the right to revise or add to Appendix II by providing not less than one (1) day’s written notice of the revision to the Recipient.

5.3	Clause 5.1 shall not affect, restrict or prejudice in any way the Authority’s right under Clause 5.2 or other expressly reserved rights of the Authority to unilaterally amend, modify or make additions to the Agreement. The Authority shall not be obliged to pay any damages, compensation or costs to the Recipient upon the exercise of the Authority’s rights under Clause 5.2 or other expressly reserved rights of the Authority to unilaterally amend, modify or make additions to the Agreement.

6.	INDEMNITY

6.1	The Recipient shall indemnify and hold harmless the Authority from and against any and all liabilities, losses, damages, actions, claims, demands, costs (including legal costs on a full indemnity basis and experts’ and consultants’ fees), settlement sums and sums paid in satisfaction of court, arbitral or expert award (collectively, “Losses”) sustained, incurred, paid by or suffered by the Authority arising out of or in connection with the implementation or operation of the Programme by the Recipient, provided that such Losses are not due to any gross negligence or wilful default on the part of the Authority.

6.2	This Clause 6 shall survive the termination or expiry of the Agreement.

13

7.	MEETINGS

7.1	The Recipient shall attend such meetings as the Authority may require from time to time by giving reasonable written notice to the Recipient:

(a)	to provide updates to the Authority in relation to the progress of the implementation of the Programme; or

(b)	for any other purpose relating to the Agreement.

8.	CONFIDENTIALITY AND SECURITY

8.1	Except with the prior written consent of the Authority, the Recipient shall:

(a)	treat as strictly confidential and not disclose any Confidential Information to any person other than Personnel of the Recipient or of its Subcontractors on a need-to-know basis for the purposes of performing the Recipient’s obligations under the Agreement; and

(b)	only use the Confidential Information for the sole purpose of performing the Recipient’s obligations under the Agreement and shall not use it for any other purpose.

8.2	The Recipient shall take all reasonable precautions in dealing with Confidential Information so as to prevent any unauthorised person from having access to such Confidential Information. The Recipient shall procure that all its Personnel and those of its Subcontractors and agents to whom Confidential Information is to be made available observe the obligations contained in this Clause 8 and shall, at the request of the Authority, procure that each of the Recipient’s Personnel and those of its Subcontractors and agents, sign an undertaking to safeguard official information in a form required by the Authority, if they have not already done so.

8.3	The Recipient shall not publish or release, nor shall it allow or suffer the publication or release of, any news item, article, publication, advertisement, prepared speech or any other information or material pertaining to any part of the obligations to be performed under the Agreement, in any media without the prior written consent of the Authority.

8.4	For the purposes of this Clause 8, “Confidential Information” means any information received or obtained as a result of entering into the Agreement (or any agreement entered into pursuant to the Agreement), including:

(a)	information which relates to the Authority;

(b)	information which relates to the existence and the provisions of the Agreement or of any agreement entered into pursuant to the Agreement; or

14

(c)	any analyses, compilations, notes, studies, memoranda or other documents derived from, containing or reflecting such information,

but does not include information that is:

(i)	or has become public knowledge otherwise than through breach of agreement or other legal obligation or through the default or negligence of the Recipient, any Subcontractor, or any of their respective Personnel;

(ii)	lawfully in the possession of the Recipient or already known to the Recipient on a non-confidential basis prior to the Recipient receiving or obtaining such information as a result of entering into the Agreement, as evidenced by written records; or

(iii)	independently developed by the Recipient.

8.5	The Recipient shall not be liable for disclosure of Confidential Information in the event and to the extent any Confidential Information is required to be disclosed by the Recipient pursuant to any applicable law, regulations or directives of any relevant government, statutory or regulatory body (including stock exchange) or pursuant to any legal process issued by any court or tribunal of competent jurisdiction, provided the Recipient shall, to the extent practicably possible and permissible by law or regulations, give the Authority prompt and prior notice of any such requirement and shall cooperate with the Authority to limit the scope of such disclosure to the maximum extent legally possible.

8.6	No later than thirty (30) days from the termination or expiry of the Agreement:

(a)	the Recipient shall, subject to Clause 2.3:

(i)	return or destroy all Confidential Information received from the Authority for the purpose of the Agreement without keeping any copies thereof; and
(ii)	securely destroy and erase all softcopies of Confidential Information that exist in hard disk, removable storage media and other storage media or facility whatsoever,

provided that the Recipient may retain any Confidential Information as may be required by any applicable law, regulations or directives of any relevant government, statutory or regulatory body, without prejudice to its confidentiality obligations in relation to such Confidential Information contained in this Clause 8; and

(b)	the Recipient shall upon completion of the obligations under Clause 8.6(a), provide a written confirmation that it has complied with Clause 8.6(a).

8.7	The Recipient shall immediately notify the Authority where the Recipient becomes aware of any breach of this Clause 8 by its Personnel, any Subcontractor or any of the Subcontractor’s Personnel and cooperate at its own costs with the Authority to limit the extent and impact of such breach.

15

8.8	This Clause 8 shall survive the termination or expiry of the Agreement.

9.	RIGHTS OF THIRD PARTIES

9.1	A person who is not a party to the Agreement shall have no right under the Contracts (Rights of Third Parties) Act (Cap. 53B) to enforce any term of the Agreement.

10.	SUB-CONTRACT, TRANSFER AND ASSIGNMENT

10.1	The Recipient shall not, without the prior written consent of the Authority, subcontract its obligations, or transfer or assign the benefit of the whole or any part of the Agreement.

10.2	The Recipient shall be responsible for the acts, defaults, negligence and omissions of its Subcontractors and their Personnel.

11.	WAIVER

11.1	In no event shall any delay, failure or omission on the part of either of the Parties in enforcing or exercising any right, power, privilege, claim or remedy (“Remedy”), which is conferred under the Agreement, at law or in equity, or arises from any breach by the other Party, (i) be deemed to be or be construed as a waiver or variation thereof, or of any other such Remedy, in respect of the particular circumstances in question, or (ii) operate so as to bar the enforcement or exercise thereof, or of any other such Remedy in any other instance at any time or times thereafter.

11.2	No waiver of any breach of the Agreement shall be deemed to be a waiver of any other or of any subsequent breach.

11.3	Any waiver granted under the Agreement must be in writing and may be given subject to conditions. Such waiver under the Agreement shall be effective only in the instance and for the purpose for which it is given.

12.	CUMULATIVE REMEDIES

12.1	The rights and remedies of the Parties are cumulative and are without prejudice and in addition to any rights or remedies such Party may have at law or in equity. No exercise by a Party of any one right or remedy under the Agreement, or at law or in equity shall operate so as to hinder or prevent the exercise by it of any other right or remedy under the Agreement, at law or in equity.

16

13.	SET-OFF

13.1	Whenever under the Agreement any sum of money (including any damages) shall be recoverable from or payable by the Recipient, the same may be deducted from any sum then due or which at any time thereafter may become due to the Recipient under the Agreement or any other agreement with the Authority.

14.	GIFTS, INDUCEMENTS AND REWARDS

14.1	The Authority shall be entitled to immediately terminate or rescind the Agreement and recover from the Recipient the amount of any loss resulting from such termination or rescission if:

(a)	any Recipient Representative (as defined below) has offered or given or agreed to give to any person any gift or consideration of any kind as an inducement or reward for:

(i)	doing or forbearing to do or for having done or forborne to do any act in relation to the obtaining or performance of the Agreement; or

(ii)	showing favour or disfavour to any person in relation to any contract with the Authority; or

(b)	any Recipient Representative has engaged in any activity or conduct that has resulted or will result in a violation of any Anti-Corruption Laws.

14.2	In this Clause 14:

“Anti-Corruption Laws” means:

(a)	Chapter IX of the Penal Code (Cap. 224);
(b)	the Prevention of Corruption Act (Cap. 241); and
(c)	any other applicable law including any foreign law which:

(i)	prohibits the conferring of any gift, payment or other benefit on any person or any Personnel or adviser of such person; or

(ii)	is broadly equivalent to the laws set out in paragraphs (a) or (b) or which has as its objective the prevention of corruption.

“Recipient Representative” means any of the following:

(a)	the Recipient;

(b)	any person employed by the Recipient; or

(c)	any person acting on behalf of the Recipient (whether with or without the knowledge of the Recipient).

17

15.	SEVERABILITY

15.1	In the event any provision in the Agreement is determined to be illegal, invalid or unenforceable, in whole or in part, such provision or part of it shall, to the extent it is illegal, invalid or unenforceable, be deemed not to form part of the Agreement and the legality, validity and enforceability of the remainder of the Agreement shall not be affected.

16.	FORCE MAJEURE

16.1	Neither Party shall be liable for any failure to perform its obligations under the Agreement if the failure results from events which are beyond its reasonable control (“Force Majeure Event”) provided always that whenever possible the affected Party will resume that obligation as soon as the factor or event occasioning the failure ceases or abates. For the purposes of the Agreement, “Force Majeure Event” shall include acts of God, acts of civil or military authority, civil disturbance, wars, strikes, fires, and other catastrophes.

16.2	If the effect of any Force Majeure Event continues for a period exceeding thirty (30) days, the Authority may at any time thereafter give notice to the Recipient to terminate the Agreement with immediate effect without being liable to the Recipient in damages or compensation.

16.3	If a Force Majeure Event occurs, the Recipient or the Authority (as the case may be) shall for the duration of such Force Majeure Event be relieved of any obligation under the Agreement as is affected by the Force Majeure Event except that the provisions of the Agreement shall remain in force with regard to all other obligations under the Agreement which are not affected by the Force Majeure Event.

16.4	Failure of the Recipient’s Subcontractors or suppliers to perform their obligations shall not be regarded as events beyond the control of the Recipient.

17.	GOVERNING LAW

17.1	The Agreement shall be deemed to be made in Singapore and shall be governed by and construed in accordance with the laws of the Republic of Singapore.

18.	ESCALATION OF DISPUTES

18.1	In the event of any dispute, claim, question or disagreement arising out of or relating to the Agreement or its subject matter or formation (a “Dispute”), no party shall proceed to mediation or any form of dispute resolution unless the Parties have referred the Dispute to a senior officer of each Party (each, an “Officer”) who shall negotiate in good faith with the view to resolution of such Dispute.

18

18.2	If such Dispute is not resolved by agreement between the Officers within thirty (30) days after the date of referral of the Dispute to the Officers, any Party may proceed to give the other Party written notice for mediation as contemplated in Clause 19 (Mediation).

19.	MEDIATION

19.1	Notwithstanding anything in the Agreement, in the event of any Dispute and subject to Clauses 18 and 19.3, no Party shall proceed to any form of dispute resolution unless the Parties have made reasonable efforts to resolve the same through mediation in accordance with the mediation procedure of the Singapore Mediation Centre. The Parties shall be deemed to have made reasonable efforts in accordance with this Clause 19.1 if they have gone through at least one mediation session at the Singapore Mediation Centre.

19.2	A Party who receives a written notice for mediation from the other Party shall consent and participate in the mediation process in accordance with Clause 19.

19.3	The mediation session is to commence no later than ninety (90) days from the date of the written notice of mediation failing which either Party may proceed to dispute resolution.

19.4	Failure to comply with Clause 19.1 or 19.2 shall be deemed to be a breach of the Agreement.

20.	DISPUTE RESOLUTION

20.1	Each Party irrevocably agrees that the courts of Singapore shall have exclusive jurisdiction to settle any Dispute. Each Party irrevocably submits to the jurisdiction of such courts.

21.	DATA PROTECTION

21.1	The Recipient shall not, and shall ensure that all of its Personnel, and its Subcontractors and their Personnel do not, access, monitor, use or process personal data obtained or held in connection with the Agreement, except as reasonably necessary to perform its obligations under the Agreement.

21.2	The Recipient shall not, and shall ensure that all of its Personnel, and its Subcontractors and their Personnel shall not, disclose any personal data obtained or held in connection with the Agreement without the prior written consent of the Authority. Any request for the Authority’s consent under this Clause 21 must include an explanation of why the proposed disclosure is necessary for the purposes of fulfilling the Recipient’s obligations under the Agreement.

19

21.3	The Recipient shall not cause or permit personal data obtained or held in connection with the Agreement to be processed, stored, accessed or otherwise transferred outside Singapore, or allow parties outside Singapore to have access to it, unless with the prior written consent of the Authority and subject to such conditions as the Authority may impose. Any request for the Authority’s consent under this Clause 21 shall include an explanation of why the proposed transfer is necessary for the purposes of fulfilling the Recipient’s obligations under the Agreement. If consent is granted, the Recipient shall provide a written undertaking that the personal data which is transferred outside Singapore will be protected to a comparable standard as it is protected under the PDPA.

21.4	The Recipient shall immediately notify the Authority when it becomes aware of a breach of Clauses 21.1 to 21.3 by itself or any Subcontractor.

21.5	The Recipient shall immediately notify the Authority as soon as it becomes aware that a disclosure of personal data may be required by law or any guideline issued by a regulatory authority or judicial order and cooperate at its own costs with the Authority’s reasonable requests and directions.

21.6	The Recipient shall ensure that all personal data obtained or held in connection with the Agreement and any copies thereof, regardless of the medium of storage, and which is no longer necessary for the purposes of its performance of the Agreement is delivered to the Authority within thirty (30) days. Any retention of personal data by the Recipient after such personal data is no longer necessary for the purposes of its performance of the Agreement, or without the written authorisation of the Authority, is a breach of the Agreement. No later than thirty (30) days from the termination or expiry of the Agreement, the Recipient shall provide a written confirmation that it is no longer in possession of any personal data obtained or held in connection with the Agreement or copies thereof, regardless of the medium of storage.

21.7	This Clause 21 shall survive the termination or expiry of the Agreement.

22.	DATA SECURITY

22.1	The Recipient shall take all reasonable measures to ensure that personal data held in connection with the Agreement is protected against loss or damage (whether accidental or otherwise), and against unauthorised access, use, modification, disclosure or other misuse and that only authorised personnel shall have access to the data.

22.2	The Recipient shall, in respect of any personal data held by it in connection with the Agreement, comply with any reasonable requests, directions or guidelines of the Authority relating to the handling of personal data.

22.3	The Recipient shall immediately notify the Authority when it becomes aware of a breach of Clause 22.1 by itself or any Subcontractor.

20

22.4	This Clause 22 shall survive the termination or expiry of the Agreement.

23.	NOTICES

23.1	Any notice given pursuant to the Agreement shall be in writing and shall be delivered by hand, prepaid local post, or electronic mail to the other Party at the address as set out in Clause 23.3.

23.2	A notice shall be effective upon receipt and shall be deemed to have been received:

(a)	at the time of delivery, in the case of delivery by hand;

(b)	two (2) days after posting, in the case of delivery by prepaid local post;

(c)	at the time of transmission, in the case of delivery by electronic mail.

23.3	Notices shall be sent to the following addresses:

The Authority

Address: [ ]
Attention:	Ms. [ ]

Email Address:	[ ]

The Recipient

Address:	2 Venture Drive #07-06 & 07 Vision Exchange Singapore 608526

Attention:	Dr. Siaw Tung Yeng

Email Address:	[ ]

23.4	Either Party may change its details in Clause 23.3 by giving the other Party written notice of the change.

24.	ENTIRE AND WHOLE AGREEMENT

24.1	The Agreement contains the entire and whole agreement between the Parties relating to the subject matter of the Agreement.

25.	SURVIVAL

25.1	Any provision of the Agreement that expressly or by implication is intended to come into or continue in force on or after termination or expiry of the Agreement, including Clauses 2.3 to 2.5 (Obligations of the Recipient), 3 (Audit), 4.4 (Events of Default and Termination), 6 (Indemnity), 8 (Confidentiality and Security), 9 (Rights of Third Parties), 11 (Waiver), 12 (Cumulative Remedies), 13 (Set-Off), 14 (Gifts, Inducements and Rewards), 15 (Severability), 17 (Governing Law), 18 (Escalation of Disputes), 19 (Mediation), 20 (Dispute Resolution), 21 (Data Protection), 22 (Data Security), 23 (Notices) and 24 (Entire and Whole Agreement) above and this Clause 25 shall survive the termination or expiry of the Agreement.

21

Appendix III

LETTER OF ACCEPTANCE

To: The Government of the Republic of Singapore

Attention: Ms. [        ]

[           ]Medical Operation and Policy Centre (MOPC) Ministry of Health

LETTER OF ACCEPTANCE FUNDING FOR THE PROVISION OF TELEMEDICINE (TM) SERVICES, MOBILE MEDICINE (MM) SERVICES, CHASER SERVICES AND HOME MEDICAL & NURSING SERVICES AS DIRECTED BY THE AUTHORITY

We, MaNaDr Pte Ltd. (Company Registration No.: 201736361M), refer to the letter of grant dated 5 April 2023 (MOH file ref: MH 50:10/4-850) (including its appendices) (the “Letter of Grant”) from the Government of the Republic of Singapore (as represented by the Ministry of Health) to us.

We have read and understood the Letter of Grant (including its appendices) and accept and agree to all the terms and conditions contained therein.

Signed for and on behalf of MaNaDr Pte Ltd by its authorised signatory:

Signature:

Name:	Dr. Siaw Tung Yeng

Designation:	CEO, Founder

Date: 5 April 2023

22